Exhibit 99.1

GSI GROUP FINALIZES AGREEMENT WITH NOTEHOLDERS

TO SIGNIFICANTLY REDUCE ITS DEBT

•	To Implement Pre-Arranged Debt-for-Equity Restructuring, Three Corporate Entities File for Chapter 11 Reorganization

•	Operations will continue in normal course

•	Company has ample liquidity

Bedford, MA, November 20, 2009 – GSI Group Inc. (GSIG.PK) today announced that it has finalized an agreement with a majority of its noteholders on a restructuring plan that will enable the Company to significantly reduce its outstanding debt, enhance liquidity and position the Company for future growth.

Under the terms of the agreement, substantially based on the term sheet announced on June 30, 2009, the Company will exchange its $210 million principal amount of 11% Senior Notes for (a) a new $95 million secured loan due August 2014 and (b) common stock representing approximately 74.3% of the Company’s post-consummation equity ownership. The Company has entered into a plan support agreement with beneficial owners holding more than 81% of the outstanding aggregate principal amount of the 11% Senior Notes and representing more than 70% of all noteholders.

Funds affiliated with Goldman Sachs Asset Management, Tennenbaum Capital Partners, LLC and Highbridge Capital Management, LLC together are expected to own the majority of the equity of the reorganized company.

Following consummation of the restructuring plan, GSI will reduce its debt to third parties by $115 million, from $210 million today to $95 million. The restructuring will significantly reduce the Company’s interest cost, and no principal payments will be required for four years.

To implement the pre-arranged restructuring, three of GSI’s corporate entities — GSI Group Inc., the parent Canadian holding company; GSI Group Corporation; and MES International, Inc., a non-operating subsidiary of GSI Group Corporation — have filed voluntary petitions for Chapter 11 reorganization under the U.S. Bankruptcy Code in U.S. Bankruptcy Court in Wilmington, Delaware. No other subsidiaries and no subsidiaries outside of North America are included in the filing. Going forward, GSI’s operating subsidiaries will continue to pay all vendors, suppliers, employees and other obligations in the ordinary course of business unaffected by the filings.

“We are very pleased to have finalized a plan that will allow us to substantially reduce our debt and put GSI in a stronger, financially healthier position for the future,” said Sergio Edelstein, Chief Executive Officer of GSI. “While GSI’s debt has to be restructured as a result of the protracted economic downturn, the Company remains operationally strong with adequate cash on hand to meet its operational needs.”

“We are confident that going into this reorganization process with a pre-agreed upon plan with our noteholders and adequate liquidity will enable us to implement our restructuring in an efficient and timely manner. With an appropriately sized capital

GSI Group Inc

November 20, 2009

structure to support our leading market positions, strong customer relationships, and industry-leading products, we believe we will be well-positioned to take advantage of business opportunities as our markets rebound.”

Rick Black, Chairman of the GSI Board of Directors, added, “After extensive negotiations with our bondholders and considerable efforts to identify available alternatives, the Board concluded that implementation of this pre-arranged debt-for-equity restructuring based on the current economic environment and the current circumstances facing the Company is the best alternative available to maximize the interests of all stakeholders. Following the restructuring, we believe the Company will have the capital structure it needs to grow and generate value for our shareholders.”

The Company fully expects to continue to operate in the normal course of business during the restructuring process. The Company plans to continue to fulfill all customer orders as usual and provide uninterrupted customer service during the restructuring process.

The proposed Plan of Reorganization provides for all vendors and suppliers to be paid in full. GSI will continue to pay vendors and suppliers under normal terms in the ordinary course of business for all goods and services provided to the Company after the filing date of November 20, 2009. As of October 31, 2009, the Company had cash and cash equivalents of approximately $57 million as well as approximately $14 million of auction rate securities at fair market value, a portion of which were subsequently sold for $3 million in net cash proceeds.

Under terms of the restructuring agreement, which is subject to court approval, the interest rate on the new term loan will be 12.25% and, at the Company’s option, subject to the Company’s compliance with a fixed charge coverage ratio defined in the indenture for the notes, will be payable in kind at a compounded rate of 13%. As part of the restructuring plan, an affiliated creditor of the Company would receive approximately 7.1% of the Company’s post-consummation outstanding shares and certain other consideration. Existing shareholders would receive 18.6% of the post-consummation outstanding shares and receive warrants to purchase 10% of 110% of the post-consummation outstanding shares of the Company at an imputed price of $1.10 per share and 10% of 110% of the post-consummation outstanding shares of the Company at an imputed price of $2.00 per share. The proposed Plan of Reorganization and a related Disclosure Statement have been filed with the court and are available online at www.gsirestructuring.com.

The Company also reported that it is continuing to work to complete its financial restatements and does not currently expect the Chapter 11 filing to unduly delay the financial restatement process.

GSI’s outside legal counsel is Wilson Sonsini Goodrich & Rosati, Professional Corporation, its legal advisor in the restructuring is Brown Rudnick LLP and its financial and restructuring advisor is CRG Partners. More information about GSI is available on the company’s website at www.gsig.com. For additional information, please contact GSI Group Inc., Investor Relations, at (781) 266-5137 or InvestorRelations@gsig.com.

GSI Group Inc

November 20, 2009

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are quoted on Pink Sheets OTC Markets Inc. (GSIG).

Safe Harbor and Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “plan,” and other similar expressions. These forward-looking statements include statements regarding the proposed terms of the restructuring plan; the Company’s ability to complete the restructuring, as proposed or otherwise, and to do so in a timely manner; whether the court will approve the restructuring plan; the effects of the reorganization on existing debt holders and shareholders, including anticipated dilution and ownership post-reorganization; the impact of the reorganization on the Company’s general liquidity; the ability of the Company and its subsidiaries to operate in the ordinary course of business and continue paying vendors, suppliers, employees and other obligations during the restructuring process; whether or not vendors and suppliers will be paid in full and the terms of such arrangements; the relative financial health of the Company; the impact of the reorganization on existing and future customer relationships; the impact on customer service during the restructuring process, including the Company’s ability to fulfill customer orders as usual; the ability of the Company to generate meaningful shareholder value; the completion of the restatement of the Company’s financial results for fiscal years 2006, 2007 and 2008; the Company’s ability to file its quarterly reports on Form 10-Q and annual report on Form 10-K; the Company’s estimates regarding cash position as of October 31, 2009 and other select financial information; and other statements that are not historical facts. These forward looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the outcome of the Company’s bankruptcy proceedings, including whether or not the proposed plan is ultimately approved by the bankruptcy court and the final terms thereof; the potential adverse impact of the chapter 11 bankruptcy filing on the Company’s business, financial condition or results of operations; the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceedings prosecuted from time to time and to develop, prosecute and confirm and consummate one or more plans of reorganization with respect to the chapter 11 proceedings and to consummate all of the transactions contemplated by one or more of such plans of reorganization or upon which consummation of such plans may be conditioned; the occurrence of any event, change or other circumstance that could give rise to the termination of the plan support agreement that the Company has entered into with certain of its noteholders; the Company’s ability to complete and file its delayed periodic reports with the SEC; the outcome of the Company’s financial restatements and review of financial results; the Company’s ability to meet the requirements for continued listing of its shares on Nasdaq; the risks of existing and future litigation and governmental or other regulatory inquiry or proceedings arising out of or related to the

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November 20, 2009

Company’s revenue recognition practices; risks related to the impact of delisting on the Company, including the impact on the price of the Company’s common stock and the potential loss of confidence by customers, suppliers, employees and the loss of institutional investor interest in the Company; the highly unpredictable nature of the semiconductor and electronics materials processing industry; deteriorating market conditions; the effect of the current financial and economic crises on credit markets, financial institutions, customers, suppliers and consumers; the Company’s ability to reduce operating expenses and achieve anticipated cost reductions and savings; the Company’s ability to grow and increase profitability; the impact of bookings on current and future sales levels; future liquidity and valuation of auction rate securities; changes in accounting standards; failures of the Company to properly identify the timing of when revenue should be recognized; the Company’s ability to quickly increase manufacturing capacity and promptly respond to fluctuating product demands; the Company’s need to invest in research and development; the Company’s ability to develop and deliver new competitive technology and enhancements and customer acceptance thereof; failure to identify and manage weaknesses in internal controls; the effects of competition; risks related to consolidation of operations and the integration of operations and employees of acquired businesses, including Excel; and the Company’s inability to recognize synergies of acquired businesses, including Excel. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s subsequent filings with the SEC made prior to or after the date hereof. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

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Contacts:

Media Only:

Andrea Calise or Michael Freitag

Kekst and Company

(212) 521-4800

All Other Inquiries:

GSI Group Inc. Investor Relations

(781) 266-5137

InvestorRelations@gsig.com

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GSI Group Inc

November 20, 2009